CLASS 4 DISTRIBUTION PLAN

Investment  Company:      Franklin Templeton Variable Insurance
Products Trust

Funds:                    Franklin Templeton VIP Founding Funds
Allocation Fund
                     Franklin Flex Cap Growth Securities Fund
                     Franklin Global Communications Securities Fund Franklin Global Real Estate Securities Fund Franklin Growth and Income Securities Fund Franklin High Income Securities Fund
                     Franklin Income Securities Fund
                     Franklin Large Cap Growth Securities Fund
                     Franklin Large Cap Value Securities Fund
                     Franklin Rising Dividends Securities Fund
                     Franklin Small Cap Value Securities Fund
                     Franklin Small-Mid Cap Growth Securities Fund Franklin Strategic Income Securities Fund Franklin U.S. Government Fund
                     Mutual Discovery Securities Fund
                     Mutual Shares Securities Fund
                     Templeton Developing Markets Securities Fund
                     Templeton Foreign Securities Fund
                     Templeton Global Asset Allocation Fund
                     Templeton Global Income Securities Fund
                     Templeton Growth Securities Fund

               PREAMBLE TO CLASS 4 DISTRIBUTION PLAN

      Franklin Templeton Variable Insurance Products Trust ("Investment Company") is an open-end management investment company organized as a Delaware statutory trust, which offers the shares of beneficial interest of its series to certain: (i) life insurance companies ("Insurance Companies"), for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life insurance policies (collectively, "Variable Contracts"); and (ii) funds of funds and other permitted investors.

      The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), by the Investment Company for the Class 4 (the "Class 4") shares of each of the Investment Company's series named above (each, a "Fund"), which Plan shall take effect on the date Class 4 shares of the Funds are first offered (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Trustees of the Investment Company (the "Board"), including a majority of the Board members who are not interested persons (as defined in the 1940 Act) of the Investment Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "non-interested Board members"), cast in person at a meeting called for the purpose of voting on such Plan.

      The Board's approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Fund and its Class 4 shareholders.

                         DISTRIBUTION PLAN

      1. Each Fund shall pay Franklin/Templeton Distributors, Inc. ("Distributors"), the Insurance Companies or others for activities primarily intended to sell Class 4 shares or Variable Contracts offering Class 4 shares of the Fund. Payments made under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of contract owners or dealers and their representatives, and other distribution-related expenses.

Payments made under the Plan may also be used to pay Insurance Companies, dealers or others for, among other things, service fees as defined under Financial Industry Regulatory Authority ("FINRA") rules, furnishing personal services or such other enhanced services as a Fund or a Variable Contract may require, or maintaining customer accounts and records. Agreements for the payment of fees to the Insurance Companies or others shall be in a form that has been approved from time to time by the Board, including the non-interested Board members.

      2. The maximum amount that may be paid by each Fund shall be 0.35% per annum of the average daily net assets represented by such Fund's Class 4 shares; no more than 0.25%, if any, shall be paid by each Fund as a service fee under current regulatory interpretations. These payments shall be made quarterly by each Fund to Distributors, the Insurance Companies or others. Expenses in excess of these maximum annual rates that otherwise qualify for payment shall not be carried forward into successive annual periods.

      3. In no event shall the aggregate asset-based sales charges exceed the amount permitted to be paid pursuant to the Rules of Conduct of FINRA.

      4. Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it, to the Insurance Companies and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

      5. The Plan shall continue in effect for a period of more than one year with respect to a Fund only so long as such continuance is specifically approved for the Fund at least annually by a vote of the Board, including the non-interested Board members, cast in person at a meeting called for the purpose of voting on the Plan.

      6. The Plan may be terminated with respect to the Class 4 shares of a Fund at any time, without penalty, by vote of a majority of the outstanding Class 4 shares of such Fund or by vote of a majority of the non-interested Board members.

      7. Any agreement related to this Plan will terminate, with respect to a Fund, automatically in the event of its assignment and may be terminated at any time, without the payment of any penalty, by vote of a majority of the non-interested Board members or by vote of a majority of the outstanding Class 4 shares of such Fund on not more than sixty days' written notice to any other party to such agreement.

      8. The Plan for a Fund may not be amended for such Fund to increase materially the amount to be spent by the Fund pursuant to Paragraph 2 hereof without approval by a majority of such Fund's outstanding Class 4 shares.

      9. All material amendments to the Plan for any Fund shall be approved for such Fund by a vote of the non-interested Board members cast in person at a meeting called for the purpose of voting on any such amendment.

      10. So long as the Plan is in effect, the selection and nomination of the Investment Company's non-interested Board members shall be committed to the discretion of incumbent non-interested Board members.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Investment Company, on behalf of the Class 4 shares of each of the Funds, respectively, and Distributors as evidenced by their execution hereof.



FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST


By: __________________________
      Karen L. Skidmore
      Vice President and Secretary



FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


By: _________________________
      Peter D. Jones
      President



Date: __________________